Fuel Systems Solutions Reports Third Quarter 2010 Results

  Third Quarter 2010 Revenue of $86.1 Million and EPS of $0.29 -
  IMPCO Division Revenue and Profitability Expansion Continue -

NEW YORK, N.Y., November 4, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its third quarter and nine months ended September 30, 2010.

Mariano Costamagna, Fuel Systems' CEO, said, "We achieved third quarter revenue of $86.1 million and maintained gross margins of 29% as improvements in our Industrial business, buoyed by strength in Asia and our other IMPCO markets, helped counteract the impact of seasonality and softer new vehicle market demand in Europe."

Matthew Beale, Fuel Systems' President, CFO and Secretary, said, "We continue to invest in our future growth opportunities and broaden the scope of our transportation business while we manage our business to accommodate current demand levels. The geographic and end market balance in our business generated a more even revenue distribution this quarter, with our IMPCO business delivering an 82% increase in revenue compared to the same period a year ago, and achieving operating profitability for the second consecutive quarter. Our U.S. Automotive division continues to leverage its strong position with OEMs. Our acquisitions of PCI and EvoTek position us to be strong partners with fleet customers and manufacturers as they roll out CNG and LPG versions of key fleet vehicles. The integration of the acquisitions is on track and will complement our efforts in the North American automotive markets."

Third quarter 2010 Financial Results

Revenue for the third quarter of 2010 was $86.1 million, compared to $116.2 million in the third quarter of 2009. Third quarter 2010 revenue was negatively impacted by approximately $9.7 million of foreign exchange rate fluctuations. The revenue decrease is primarily attributable to a lower level of revenue from DOEM installations after the expiration of the Italian government's 2009 incentive program, partially offset by an increase in the industrial and other automotive business and the contribution of acquisitions made in 2009. Gross profit for the third quarter 2010 was $24.8 million, or 29% of revenue, compared to $39.4 million, or 34% of revenue a year ago, reflecting the reduction in DOEM volumes versus last year partially offset by improved margins in the industrial and other automotive business. Operating income for the period totaled $7.5 million, or 9% of revenue, compared to $23.1 million, or 20% of revenue, in the third quarter of 2009, reflecting lower volumes and gross margin and greater R&D expenses than last year's quarter as the Company invested in new technologies, partially offset by lower SG&A. Net income for the third quarter 2010 was $5.2 million, or $0.29 per diluted share, compared to $15.5 million, or $0.88 per diluted share in the third quarter 2009.

On segment basis, third quarter 2010 revenues from BRC Operations, primarily representing the Company's transportation business, decreased to $53.2 million from $96.8 million in the same quarter a year ago, and revenues from IMPCO Operations, primarily representing the Company's industrial business, increased to $36.3 million from $19.9 million in the same quarter a year ago. BRC third quarter 2010 operating income was $3.7 million compared to $27.9 million in the same quarter a year ago; IMPCO third quarter 2010 operating income of $5.1 million reversed the operating loss of $3.6 million in the same period a year ago. A table presenting operating segment data can be found in the tables below.

Nine Months Ended June 30, 2010 Financial Results

For the nine-month period ended September 30, 2010, total revenue was $347.5 million compared to $288.6 million for the same period a year ago. Net income for the first nine months of 2010 was $40.1 million, or $2.27 per diluted share, compared to $30.0 million, or $1.81 per diluted share, for the same period a year ago.

Company Outlook

"Regardless of near-term movements in individual markets, demand continues to build around the world for bi-fuel and dedicated alternative gaseous fuel systems. We are increasingly well-positioned to take advantage of these emerging trends and continue to invest to capture this opportunity." concluded Beale.

Fuel Systems expects fourth quarter revenue to include continued soft European automotive trends and continued strength in the IMPCO business. Therefore, the Company continues to expect full year 2010 revenue to be between $425 million and $450 million. The Company continues to target 2010 gross margin of 29% to 31% and 2010 operating margin of 14% to 16%.

Conference Call

The Company will host a conference call today, November 4th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its third quarter 2010 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 16747996. The call is also being webcast and can be accessed from the "Investor Relations" section of the Company's website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on November 8th by dialing 800-642-1687 or 706-645-9291 and entering pass code 16747996#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for the remainder of 2010, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009 as well as our Quarterly Reports on Form 10-Q for the period ended June 30, 2010. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors and recently established a U.S. Automotive division. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

  Tables Follow -

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$75,540	$ 46,519
Accounts receivable, less allowance for doubtful accounts of $4,284 and $3,159 at September 30, 2010 and December 31, 2009, respectively	66,770	132,603
Inventories	91,413	90,367
Deferred tax assets, net	9,838	9,217
Other current assets	20,063	8,647
Related party receivables	3,202	2,915

Total current assets	266,826	290,268

Equipment and leasehold improvements, net	56,264	40,767
Goodwill, net	63,939	54,209
Deferred tax assets, net	272	107
Intangible assets, net	27,077	24,053
Investment in unconsolidated affiliates	-	4,058
Other assets	2,648	3,051
Related party receivables	1,414	599

Total Assets	$418,440	$ 417,112

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 49,655	$ 73,837
Accrued expenses	38,323	40,384
Income taxes payable	9,995	15,788
Current portion of term loans and other loans	5,923	7,240
Deferred tax liabilities, net	822	917
Related party payables	3,781	10,293

Total current liabilities	108,499	148,459
Term and other loans	13,708	12,167
Other liabilities	10,143	7,551
Deferred tax liabilities	4,700	5,707

Total Liabilities	137,050	173,884

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 17,728,470 issued and 17,620,863 outstanding at September 30, 2010; and 17,625,812 issued and 17,610,321 outstanding at December 31, 2009	18	18
Additional paid-in capital	260,274	257,627
Shares held in treasury, 18,400 and 15,492 shares at September 30, 2010 and December 31, 2009, respectively	(584)	(654)
Retained Earnings (Accumulated deficit)	10,606	(29,513)
Accumulated other comprehensive income	7,319	15,750

Total Fuel Systems Equity	277,633	243,228
Non-controlling interests	3,757	-
Total Equity	281,390	243,228

Total Liabilities and Equity	$418,440	$ 417,112

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$ 86,099	$ 116,203	$ 347,525	$ 288,608
Cost of revenue	61,258	76,800	233,357	196,242

Gross profit	24,841	39,403	114,168	92,366
Operating expenses:
Research and development expense	5,344	3,839	14,759	10,053
Selling, general and administrative expense	11,996	12,477	37,957	35,388

Total operating expenses	17,340	16,316	52,716	45,441

Operating income	7,501	23,087	61,452	46,925
Other income (expense), net	(77)	2,683	640	4,234
Interest income (expense), net	81	(459)	(174)	(1,368)

Income before income taxes and equity share in income of unconsolidated affiliates	7,505	25,311	61,918	49,791
Equity share in income of unconsolidated affiliates, net	-	188	-	494
Income tax expense	(2,235)	(9,989)	(21,315)	(20,311)

Net income	5,270	15,510	40,603	29,974
Less: Net income attributable to non-controlling interests	89	-	484	-

Net income attributable to Fuel Systems	$ 5,181	$ 15,510	$ 40,119	$ 29,974

Net income per share attributable to Fuel Systems:
Basic	$ 0.29	$ 0.88	$ 2.28	$ 1.81

Diluted	$ 0.29	$ 0.88	$ 2.27	$ 1.81

Number of shares used in per share calculation:
Basic	17,620,801	17,582,275	17,616,908	16,594,278

Diluted	17,684,106	17,658,158	17,679,293	16,665,884

<>FUEL SYSTEMS SOLUTIONS, INC.

<>CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

<>(In thousands, except share data) ; <>(Unaudited)

<>	Nine Months Ended September 30,
	2010	2009
Net income	$ 40,603	$ 29,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	6,765	5,826
Amortization of intangibles arising from acquisitions	3,422	3,057
Provision for doubtful accounts	1,051	(68)
Provision for inventory reserve	2,058	5,205
Gain on acquisition	-	(1,993)
Equity share in income of unconsolidated affiliates, net	-	(494)
Dividends from unconsolidated affiliates	-	196
Unrealized loss (gain) on foreign exchange transactions, net	506	(1,541)
Compensation expense related to stock option and restricted stock grants	144	188
Loss on disposal of assets	389	242
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	54,221	(27,909)
(Increase) decrease in inventories	(3,601)	11,735
(Increase) decrease in other current assets	(4,843)	416
Increase in other assets	(100)	(1,043)
Decrease in accounts payable	(19,722)	(19,491)
(Decrease) increase in income taxes payable	(3,707)	5,522
(Decrease) increase in accrued expenses	(4,577)	4,831
Receivables from/payables to related party, net	(962)	(2,435)
Increase in deferred income taxes, net	(1,271)	(1,104)
(Decrease) increase in long-term liabilities	(555)	304

Net cash provided by operating activities	69,821	11,418

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(20,926)	(10,041)
Acquisitions, net of cash acquired	(11,740)	(28,055)
Amount in escrow for contingent consideration	(4,000)	-
Investment in joint venture	-	10
Controlling interest in previously unconsolidated affiliate	1,044	-
Proceeds from sale of assets	473	128

Net cash used in investing activities	(35,149)	(37,958)

Cash flows from financing activities:
(Decrease) increase in callable revolving lines of credit, net	(1,528)	240
Proceeds from revolving lines of credit	14,500	-
Payments of revolving lines of credit	(10,500)	-
Payments on term loans and other loans	(1,536)	(4,437)
Proceeds from term loans and other loans	154	19,757
Proceeds from issuance of common stock, net of expenses of $2.3 million	-	27,717
Proceeds from exercise of stock options and warrants	24	43
Dividends issued by consolidated affiliates	(241)	-
Proceeds (purchase) of common shares held in trust, net of proceeds	156	(20)
Payments of capital lease obligations	(251)	(304)

Net cash provided by financing activities	778	42,996

Net increase in cash and cash equivalents	35,450	16,456
Effect of exchange rate changes on cash	(6,429)	1,629

Net increase in cash and cash equivalents	29,021	18,085
Cash and cash equivalents at beginning of period	46,519	26,477

Cash and cash equivalents at end of period	$ 75,540	$ 44,562

FUEL SYSTEMS SOLUTIONS, INC.

FINANCIAL INFORMATION BY BUSINESS SEGMENTS

(In thousands)

(Unaudited)

<>	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
IMPCO Operations	$ 36,255	$ 19,885	$ 90,095	$ 49,499
BRC Operations	53,150	96,762	265,262	241,107
Intersegment Eliminations	(3,306)	(444)	(7,832)	(1,998)

Total	$ 86,099	$ 116,203	$ 347,525	$ 288,608

<>	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Income (Loss):
IMPCO Operations	$ 5,050	$ (3,588)	$ 8,700	$ (2,863)
BRC Operations	3,670	27,876	56,564	55,270
Corporate Expenses (1)	(1,219)	(1,201)	(3,812)	(5,482)

Total	$ 7,501	$ 23,087	$ 61,452	$ 46,925

<>(1) Represents corporate expense not allocated to either of the business segments.